EXHIBIT 10.9

                       1997 AMENDMENT TO STOCK OPTION PLAN

         Section 2 of the 1996 Stock Option Plan of CompScript, Inc. is hereby deleted in its entirety and replaced with the following:

         2.       Aggregate Number of Shares

         1,900,000 shares of the Company's Common Stock shall be the aggregate number of shares which may be issued under this Plan. Notwithstanding the foregoing, in the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination or shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Board of Directors ("Board") or Compensation Committee [defined in Section 4(a)], determines in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under this Plan shall be appropriately adjusted in a manner determined in the sole discretion of the Board or Compensation Committee. Reacquired shares of the Company's Common Stock, as well as unissued shares, may be used for the purpose of this Plan. Common Stock of the Company subject to options which have terminated unexercised or cancelled, either in whole or in part, shall be available for future options granted under this Plan.